Exhibit 10.1

STOCKHOLDER VOTING AGREEMENT

This STOCKHOLDER VOTING AGREEMENT (this “Agreement”) is entered into as of May 7, 2008, by and among Enliven Marketing Technologies Corporation, a Delaware corporation (the “Company”), and the stockholders of DG FastChannel, Inc., a Delaware corporation (“Parent”), identified on Schedule A attached hereto (each a “Stockholder” and collectively, the “Stockholders”).

WHEREAS, as of the date hereof, each Stockholder is the record and beneficial owner of and is entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of) that total number of shares of common stock, par value $0.001 per share (“Common Stock”) of Parent as are set forth adjacent to such Stockholder’s name on Schedule A attached hereto (the “Owned Shares”), as such shares may be adjusted after the date hereof by stock dividend, stock split, recapitalization, combination, merger, consolidation, reorganization or other change in the capital structure of Parent affecting the Common Stock (such shares of Common Stock, together with any other shares of Common Stock the voting power over which is acquired by a Stockholder during the period from and including the date hereof through and including the date on which this Agreement is terminated in accordance with its terms, are collectively referred to herein as the “Subject Shares”);

WHEREAS, concurrently with the execution of this Agreement, Parent, Merger Sub and the Company propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which Merger Sub shall be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation;

WHEREAS, the Merger shall become effective upon the filing of the Certificate of Merger with the Delaware Secretary of State (or such later time as may be agreed upon in writing by the Company and Parent and specified in the Certificate of Merger) (such time being the “Effective Time”); and

WHEREAS, as a condition to the willingness of the Company to enter into the Merger Agreement, and as an inducement and in consideration therefor, the Company has required that the Stockholders agree, and the Stockholders have agreed, to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1      Capitalized Terms.  For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

ARTICLE II
VOTING AGREEMENT

Section 2.1      Agreement to Vote the Subject Shares.  Each Stockholder, in its capacity as such, hereby agrees that, during the period commencing on the date hereof and continuing until the termination of this Agreement (such period, the “Voting Period”), at any meeting (or any adjournment or postponement thereof) of the holders of any class or classes of the capital stock of Parent, however called, and in any written action by consent of the holders of any class or classes of the capital stock of Parent, such Stockholder shall vote or cause to be voted, the Subject Shares (x) in favor of the approval of the terms of the Merger Agreement, the Merger, the Share Issuance and the other transactions contemplated by the Merger Agreement (and any actions required in furtherance thereof), (y) against any action, proposal, transaction or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of Parent under the Merger Agreement or of such Stockholder contained in this Agreement, and (z) against the following actions or proposals (other than the Merger, the Share Issuance and the transaction contemplated by the Merger Agreement):  (i) any change in the persons who constitute the board of directors of Parent that has not been previously approved by at least a majority of the persons who were directors of Parent as of the date of this Agreement (or their successors who were so approved); (ii) any change in the present capitalization of Parent or any amendment of Parent’s certificate of incorporation or bylaws; (iii) any other material change in the Parent’s corporate structure; or (iv) any other action or proposal involving Parent or any of its subsidiaries that is intended, or could reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the transactions contemplated by the Merger Agreement.  Any such vote shall be cast in accordance with such procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent.

Section 2.2      Fiduciary Responsibilities.  Notwithstanding any other provision of this Agreement to the contrary, nothing contained in this Agreement shall limit the rights and obligations of the Stockholder, in his or her capacity as a director of Parent, from taking any action solely in his or her capacity as a director of Parent, and no action taken by the Stockholder in any such capacity shall be deemed to constitute a breach of any provision of this Agreement.

Section 2.3      Non-Contravention.  Each Stockholder agrees that during the Voting Period, except as contemplated by the terms of this Agreement, it shall not (i) sell, transfer, tender, pledge, encumber, assign or otherwise dispose of (collectively, a “Transfer”), or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any or all of the Subject Shares, (ii) grant any proxy, power of attorney, or other authorization in or with respect to the Subject Shares, or (iii) take any action that would have the effect of preventing, impeding, interfering with or adversely affecting its ability to perform its obligations under this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Each Stockholder hereby represents and warrants to the Company as follows:

Section 3.1      Authority.  Such Stockholder has all legal capacity and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by such Stockholder and constitutes a valid and binding obligation of such Stockholder, enforceable in accordance with its terms.

Section 3.2      Ownership of Shares.  As of the date hereof, such Stockholder is the lawful owner of the Owned Shares and has the sole power to vote (or cause to be voted) and dispose of such shares of Common Stock.  The Subject Shares are not subject to any voting trust agreement or other contracts, agreement, arrangement, commitment or understanding to which such Stockholder is party restricting or otherwise relating to the voting, dividend rights or disposition of the Subject Shares.  Each Stockholder has good and valid title to the Owned Shares, free and clear of any and all pledges, mortgages, liens, charges, proxies, voting agreements, encumbrances, adverse claims, options, security interests and demands of any nature or kind whatsoever, other than those created by this Agreement, except as could not reasonably be expected to impair such Stockholder’s ability to perform its obligations under this Agreement.

Section 3.3      No Conflicts.  (i) No filing with any Governmental Entity, and no authorization, consent or approval of any other Person is necessary for the execution of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby or compliance by such Stockholder with any of the provisions hereof shall (A) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or any of its Subject Shares or assets may be bound, or (B) violate any applicable legal requirement.

ARTICLE IV
TERMINATION

Section 4.1      Termination.  This Agreement shall terminate, and neither Parent nor any Stockholder shall have any rights or obligations hereunder and this Agreement shall become null and void and have no effect upon the earliest to occur of any of the following:  (i) the mutual consent of the Company and the Stockholders to terminate this Agreement, (ii) the Effective Time, (iii) the date of termination of the Merger Agreement in accordance with its terms, (iv) the occurrence of a Company Adverse Recommendation Change, (v) any withdrawal or modification of the Company Recommendation and (vi) the entry by the Company into any Company Acquisition Agreement.

ARTICLE V
MISCELLANEOUS

Section 5.1      Further Actions.  Each of the parties hereto agrees that it will use its reasonable best efforts to do all things reasonably necessary to effectuate this Agreement.

Section 5.2      Fees and Expenses.  Except as otherwise provided in the Merger Agreement, each of the parties shall be responsible for its own fees and expenses (including, without limitation, the fees and expenses of financial consultants, investment bankers, accountants and counsel) in connection with the entering into of this Agreement and the consummation of the transactions contemplated hereby and the Merger Agreement, regardless of whether the Merger is consummated.

Section 5.3      Amendments, Waivers, etc.  This Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the execution and delivery of a written agreement executed by each of the parties hereto.  The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

Section 5.4      Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 5.5      Notices.  Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be made, and shall be deemed to have been duly given, pursuant to and in accordance with Section 8.2 of the Merger Agreement, with any notices or other communications to any Stockholder to be addressed to such Stockholder as set forth on Schedule A hereto.

Section 5.6      Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 5.7      Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 5.8      Entire Agreement.  This Agreement (together with the Merger Agreement, to the extent referred to herein) constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

Section 5.9      Assignment.  No party may assign this Agreement without the prior written consent of the other parties, and any such prohibited assignment shall be void.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the respective legal representatives, successors and assigns of the parties hereto.

Section 5.10    Certain Events.  Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Subject Shares and shall be binding upon any Person or entity to which legal or beneficial ownership of such Subject Shares shall pass, whether by operation of law, or otherwise.

Section 5.11    Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 5.12    Mutual Drafting.  Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

Section 5.13    Governing Law.  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles.

Section 5.14    Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

* * * * *

IN WITNESS WHEREOF, the Company and the Stockholders have caused this Agreement to be duly executed as of the day and year first above written.

ENLIVEN MARKETING TECHNOLOGIES
CORPORATION

By:	/s/ Patrick Vogt
Name: Patrick Vogt
Title: Chief Executive Officer

STOCKHOLDERS

MOON DOGGIE FAMILY PARTNERSHIP, L.P.

By:	/s/ Scott K. Ginsburg
Name: Scott K. Ginsburg
Title: General Partner

/s/ Scott K. Ginsburg
Scott K. Ginsburg

Schedule A

Stockholder	Total Number of Shares of Owned Shares	Options and Warrants to Purchase Common Stock	Address

Moon Doggie Family Partnership, L.P.	292,013	300,852	750 West John Carpenter Freeway, Suite 700, Irving, Texas 75039

Scott K. Ginsburg	2,303,531	442,635	750 West John Carpenter Freeway, Suite 700, Irving, Texas 75039